EXHIBIT 99.6

FOR IMMEDIATE RELEASE

Contact: Mark L. Kleifges, Treasurer (617) 964-8389 www.hptreit.com

HPT ADOPTS BOARD COMMITTEE CHARTERS AND
CORPORATE GOVERNANCE DOCUMENTS

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        Newton, MA (March 12, 2004). Hospitality Properties Trust (NYSE: HPT) today announced that it has adopted new charters for the following committees of its Board of Trustees: (i) Audit Committee; (ii) Compensation Committee; and (iii) Nominating and Governance Committee. All of these committees are composed exclusively of HPT’s independent trustees. Although the charters are new or revised to comply with requirements of the Sarbanes- Oxley Act and rules recently adopted by the S.E.C. and the N.Y.S.E., HPT does not expect that these charters will result in material changes in its business because, since its founding in 1995, HPT has had a majority of its Board composed of independent trustees who performed many of the functions which are now mandated for all publicly owned companies.

        HPT also announced that it has adopted and published Governance Guidelines and a Code of Business Conduct and Ethics which will be available to all interested persons in accordance with the requirements of the Sarbanes-Oxley Act and the S.E.C. and N.Y.S.E. rules.

        The text of the charters of HPT’s Audit Committee, Compensation Committee and Nominating and Governance Committee and of the Governance Guidelines and the Code of Business Conduct and Ethics may be viewed at the Governance section of HPT’s internet website at: www.hptreit.com. Copies of all of these documents and of certain related materials will also be available in a Form 8-K to be filed with the S.E.C., which may be accessed at the S.E.C.‘s internet website at: www.sec.gov.

        Hospitality Properties Trust is a real estate investment trust headquartered in Newton, MA.

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